Exhibit 107

Calculation of Filing Fee Tables

FORM S-4

(Form Type)

Welsbach Technology Metals Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered*		Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)(2)		Fee Rate	Amount of Registration Fee(3)		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(f)(2)	32,500,000	(1)	N/A	$1,083.33	(2)	0.00011020	$0.12	(4)
Fees Previously Paid	-	-	-	-		-	-			-		-	-	-	-
Carry Forward Securities
Carry Forward Securities	-	-	-
	Total Offering Amounts						$1,083.33	(2)		$0.12	(4)
	Total Fees Previously Paid									-
	Total Fee Offsets									-
	Net Fee Due									$0.12	(4)

*	Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(1)	Based on the maximum number of shares of common stock, par value $0.0001 per share (“WTMA Common Stock”), of the registrant estimated to be issued in connection with the merger described in the registration statement on Form S-4, of which this exhibit 107 is a part (the “Merger”). This number is based on an amount equal to the sum of (i) 15,000,000 shares of WTMA Common Stock, the number of shares issuable as Merger consideration to holders of WaveTech Group, Inc., a Delaware corporation (“WaveTech”)’s capital stock as of the time of the Merger Agreement and (ii) 17,500,000 Earnout Shares of New WaveTech Common Stock that may be issued following the closing date of the Merger pursuant to the earnout provisions of the Merger Agreement.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended (the “Securities Act”). WaveTech is a private company, no market exists for its securities, and WaveTech has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of the WaveTech Common Stock expected to be exchanged in the Merger.

(3)	The registration fee has been calculated pursuant to Rule 457(o) under the Securities Act at a rate equal to $110.20 per $1,000,000 of the maximum aggregate offering price of the securities listed, subject to offset pursuant to Rule 415(a)(6).

(4)	Previously paid.